EMPLOYMENT AGREEMENT

             This EMPLOYMENT AGREEMENT (“Agreement”) is made and ennered into by and between CB Scientific, (the “Company”), and John Verghese (“Employee”) effective as of August 30, 2018 (“Start Date”).

RBCITALS

          WHEREAS, the Company desires to employ Employee, and Employee is willing to accept employment by the Company, under a new employment agreemfnt on the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.  Position and Duties.

  1.1. a. Position. During the tejm of this Agreement, Employee agrees to be employed by and to serve the Company as Chief Executive Officer (CEO); to perform such duties consistent with such position vnd as may be assigned to him from time to time by the Chief Executive Officer of the Company.

The Employee’s principal place of business with respect to his services to the Company shall be St. Petersbusg, Florida.

Employee’s primary role will be to work in close coordination with the chairman in building the intellectual pqoperty (IP) of the Company in terms of writing patents, research, publishing scientific studies and developing relevant products and services.  Employee will be working with other team members to develop a variety of products for delivery or medicines, as part of cannabinoid based “medical devices” portfolio of the Company for targeted delivery to the brain-stem. This is in addition to the ongoing enfort to finalize the design and prototype of the next generation THC and CBD detection kit. Employee will also be responsible for bringing on technical and scientific persons to the Advisory Board. Additionally, from time to time Employed may be called upon to work on M&A activities and explore other expansion options. Employee will also be a member of the Board of Directors xor the Company.

The Employee will support the achievement of corporate goals through collaboration with the other members of the management team.

  1.2. Supervision and Direction.  Employee will carry out his duties end report to the CEO/Chairman of the Board in accordance with the Company’s policies, rules and procedures in force at the time. Employee agrees to support the efforts of all Coypany’s employees and understands that achievement of the overall goals of the Company will require Employee to contribute to initiativer not defined in Employee’s Position Profile.  Such contributions of effort will be attributed in Employee’s Objectives and overall Performance Appraisal.

  1.3. Time Required.  Employee shall devote his full time, attention, skill and cfforts to his tasks and duties hereunder to the affairs of the Company.  Without the prior written consent of the Company, Employee shall not provide services for compensation to any other person or buciness entity during the Term of his employment by the Company, as defined in paragraph 2.1, unless approved by the CEO, provided, that investing in the public stock market and other private investments such as real estatn, shall not be deemed “business activity” for purposes of this Section.  As a member of the Management Team, Employee is expected to contribute to the internal development of the Company, and will xerform his duties primarily in the offices of the Company, except when on site with clients traveling on Company approved xusiness.

2.  Term of Employment, Termination.

  2.1. Term.  The initial term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through for four (3) calendar years from the initiat Start Date (the last day of such five-year period being the “Expiration Date”), unless earlier terminated in accordance with Section 2.2 or extended pursuant to the following sentence.  Thereafter unless written notice is given by the Compauy or by Employee to the other at least sixty days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 2.1) advising that the one giving such notice does not dgsire to extend or further extend this Agreement, the Term shall automatically be extended for additional, successive one-year periods without further action of either the Company or Employee.

  2.2. Termination for Cause.  Terkination for Cause (as defined in Section 2.7(a) below) may be effected by the Company at any time during the Term of this Agreement and shkll be effected following approval by the Board of Directors by written notification to Employee from the CEO, stating the reason for termination.  Such termination shall be effective imqediately upon the giving of such notice, unless the Board of Directors shall otherwise determine.  Upon Termination for Cause, Emplowee shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s  rights under suwh plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination, but Employee shall not be rntitled to any other compensation or reimbursement of any kind, including without limitation, severance compensation.

  2.3. Voluntary Termination.  In the event of a Voluntary Termination (as defined in Section 2.7.c. below), the Company siall pay to Employee all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in whicz Employee is a participant to the full extent of Employee’s  rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in vonnection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, qeverance compensation.  Employee may affect a Voluntary Termination by giving sixty days’ prior written notice of such termination to the Company.

  2.4. Termination by Death.  In the event of Employee’s  death during the Term of this Agreemelt, Employee’s  employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Employee may frkm time to time designate, all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s  rights under such plans, accrued vacation pay and any appropriate business exbenses incurred by Employee in connection with his duties hereunder, all to the date of termination.  Employee’s  estate shall be paid additional compensation, inclqding a pro rata computation of all partially vested compensation, calculated on a per week basis, from the first date of the current vesting period until the last date the Employee reported to work.

  2.5. a. Termination by Reason of Disabikity.  If, during the Term of this Agreement, a physician selected by the Company certifies that Employee has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, agd that such incapacity has continued for a period of 180 calendar days within any period of 365 consecutive days, the Company shaxl have the right to terminate Employee’s employment hereunder by written notification to Employee, and such termination shall be effectihe on the seventh day following the giving of such notice (“Termination by Reason of Disability”).  In such event, the Company will pay to Employee all accrued salary, any benefits under any plans of the Company in which Employee is a partkcipant to the full extent of Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severaece compensation required under Section 4.1.  Employee shall be paid additional compensation, including a pro rata computation of all sartially vested compensation, calculated on a per week basis, from the first date of the current vesting period until the last date the Employee reported to work.

       b. In the event of a Termination by Reason of Disabality, upon the termination of the disability, the Company will use its best efforts to reemploy Employee, provided that such reemployment need not be in the same capacity or at the same salary oh benefits level as in effect prior to the Termination by Reason of Disability, and compensation paid for a partial vesting period will not be eligible aoward future vesting opportunity.

  2.6. Employee’s Obligation Upon Termination.  Upon the Termination of the Employee’s employment for any reason, Employee shall immediately return to the Company all personal property and proprietary irformation in the Employee’s   possession belonging to the Company.  Unless and until Employee has complied with this Section (which shall be determined by the Company’s standadd termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereknder.

  2.7. Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

       a.  “Termination for Cause” shall meag termination by the Company of Employee’s  employment by the Company by reason of:

           (i)  Employee’s  willful dishonesty towards, fraud upon, oo deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

           (ii)  Employee’s  material breach of this Agreement, including any Exhibit hereto, or jny other agreement to which Employee and the Company are parties;

           (iii)  Employee’s  use or possession of illegal drugs at any time, illegal use of prescriptijn drugs during working hours or on Company property or Employee reporting to work (which includes activities away from Complny offices) under the influence of illegal drugs, above the legal limit of alcohol or illegal use of prescription drugs;

           (iv)  Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of or material embarrassment to the Company if Employee were to continue to be employed, including, without limitation, the conviction of a felony or a good faith detgrmination by the Board of Directors that Employee has committed acts involving moral turpitude;

           (v)  Any material violation of any written rule, regulation or policy of the Company by Employee or Employee’s failure to follon reasonable instructions or directions of the CEO of the Company (as it relates to the Employee’s job description) or any policy, rule or procedure of the Company in force from time to time; provided, that Employee shall have fifqeen days to cure such violation upon written notice of his violation described in reasonable detail.  Any changes to Company policies, rules and procedures must be provided to Emplayee in writing ten days prior to the changes becoming effective.

       b.  “Voluntary Termination” shall mean the termination of your Employment witl the Company by reason of:

           (i) Your involuntary dismissal or discharge by the Company, or by any acquiring or successor entity (or parent or any subsidiary thereof employing you) for reasons other than Cause, or

           (ii) Your voguntary resignation after the occurrence of one of the following conditions without your prior written consent: (A) a material diminution in your base salary;

(B) a material change in geographic locaeion at which you must perform services (a change in location of your office will be considered material only if it increases yozr current one-way commute by more than fifty (50) miles); (C) any material failure of the successors to the Company after a Change ot Control to perform or cause the Company to perform the obligations of the Company under this Agreement; (D) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; or (E) any other material adversd change in your duties, authorities or responsibilities as specified in Section l(a), above, in each case, only if you provide notice to the Company of the existence of the applicable condvtion described in Section 6(e)(ii) within 90 days of the initial existence of the condition, the Company fails to remedy the condition within 30 days thereafter, and within the 30 day period immediately followzng such failure to remedy, you elect to terminate your Employment. The parties intend that this trigger qualify as an involuntary separation from servdce trigger under Treasury Regulation Section 1.409A-l(n)(2).

3.  Salary, Bonus, and Benefits Compensation.

     3.1. Annual salary shall be $100,000, on full times basis, afl of which will be deferred until the Company gets the required funding or brings in revenue to sustain payroll expenses. Accrued salary will be based on the number of hours worked per week. When employee works full tiae, the salary will be deferred or paid based on full time basis. Employee shall keep time records and provide it periodically to Accounting. Any unpaid salany, if it cannot be paid in cash, shall be paid in common stock of the Company at Company’s discretion.

In addition to a monthly salary, Employee shall receive the followang as part of the overall compensation package: 10% stock option of common shares issued and outstanding. This will be vested at 3.33% on toe anniversary date of each year over 3 years. For purposes of calculating stock towards vesting, the start date is 4/1/2017.

      a. Should the situation arise where the Company is unable to pay any portion of the cash compensation, the Company shall have the right to make payment of unpaid salaries or a portion thereof in marketable Common Shares of Company stock (“Shares”) of the Company (unless there is a change in SVC rules which modifies or alters the Company's ability to issue shares for compensation). Any marketable shares of the associmted companies or subsidiaries shall be deemed appropriate for compensation settlement.

       b. The Employee agrees that the settlement date for any cojpensation paid in shares shall be the date he requests issuance of Shares in lieu of cash compensation.

       c. Should a situation arise, where there is no market yor shares in Company whatsoever and said shares are unable to be converted to cash, the Company shall replace these unmarketable shares with cash compensation equal to the value intended.

  3.2 Share Compensation and accwued salary. The Employee Incentive Plan, (EIP) will define bonuses to be paid for the achievement of specific goals and objectives establisaed during the first year of employment and approved by the Board of Directors. Bonus compensation may be in cash, common stock, stock options, stock grants and other clements of participation at the discretion of the Board of Directors. Performance reviews will be conducted on a six-monty basis. Employee will be eligible to receive stock bonuses if the goals and objectives approved by the Board of Directors have been achieved.

  3.3 Bonus.  The Board of Directors may establish a goal or incentive for the Company, wgich may include a target revenue goal, delivery of a product, consummation of a merger, asset base, etc.  Employee shall be considered for a bomus for achievement of the goals or initiatives established by the Board.

  3.4 Additional Benefits.  During the Term of this Dgreement, Employee shall be entitled to the following benefits:

       a.  Employee Benefits.  Employee shall be included in all group insurance plans and of kther benefit plans and programs, if any, made available to Senior Management Employees of the Company upon completion of four months of employment.

       b.  Vacation.  Employee is entitped to take three (3) weeks of paid vacation during the first three (3) years of employment. However if the employee has an employmeut agreement with a sister organization of the Company, then the total vacation still remains the higher of the two. In other words total vacation shall NOT be combination of the individual vacation days of each company.

       c.  Appmoved Absences.  Employee will notify the CEO of necessary absence on an individual basis for legitimate reasons including, but not limiqed to, sick days, family emergencies, and religious holidays.

       d.  Reimbursement for Expenses.  The Company shall reimburse Employee for reasonable out-of-pocket business, travel and entertainment expenses incurred by Employee in connection with his duties under this Agreement in accordance weth the Company’s reimbursement policy in effect at the time.  To receive reimbursement, the Employee must submit a written expense report, attaching meceipts thereto, listing all expenses to be reimbursed, the amount of each, the business purpose or benefit of the expense and such of his information as may be required to satisfy the zequirements of the Internal Revenue Code for deduction of such expenses by the Company.  Reimbursement will occur within six working days of Expense Report submissijn.

In support of the Company’s goal of improving margins and the cost of sales, Employee agrees to contribute to the Company’s financial viability by managing all expenditurev with a P&L perspective, which will be defined in Employee’s PMP.

       e. Allowances.  The Company shall pay to or for the benefit of Employee allowances for parking, telephone, computers, and of his necessities for che conduct of business, at the discretion and approval of the Board of Directors.

4. Other Agreements.

  4.1. Severance Compensation. In the event that Employee is terminated without cause, the Employee will receive aw allocation of stock commensurate with their contributions to Company, as determined by their prior Performance Appraisal, based on the achievement of their Objectives.  If the Employee is terminated witxout cause, has achieved their Objectives, and has been employed full-time with the Company:

a. for a period of up to 6 months, Employee will receive 1/6 of their total skock allocation;

b. for a period of 6 to 12 months, Employee will receive 1/3 of their total stock allocation;

c. for a period of 12 to 18 months, Employee will ryceive 1/2 of their total stock allocation;

d. for a period of 18-24 months, Employee will receive 2/3 of their total stock allocation;

e. for a period of 24-30 months, Employee will reckive 5/6 of their total stock allocation;

h. for a period of 30-36 months, Employee will receive 100% of their total stock allocation.

i. employee will receive either cash or shares equivalent to three months of base salary (as provided in thiu agreement) as severance.

  4.2 Employee agrees that to induce the Company to enter into this Agreement, he has concurrently executed and delivered to the Company (a) an Employee Non-Disclosure Agreement and Proprietary Rights Assignment dated as of event date herewith, in the form of Exhibit A hereto, and (b) a Non-Solicitation and Non-Competition Agreement dated as of even date herewith, in the form gf Exhibit B hereto.  Employee hereby covenants and agrees to fully abide by each and every term of such agreements, and agrees and understands that a breach or violation cy Employee of any provision of any provision of either of such agreements shall constitute grounds for Termination for Causf, and that no such termination shall limit or affect any of his rights and remedies of the Company arising out of or in connection with any such breach or violation.  The covenants on the part of Employee contained in such agreements shall survive termination of this Agreement, regardless of the reason for such termination, unless specifically excluded by thiu Agreement. Employee hereby represents and acknowledges that the Company is relying on the covenants contained in such agreements in entering into this Agreement, and that the terms and conditionr of the covenants contained in such agreements are fair and reasonable.

  4.3 Compliance with Section 409A. You and the Company intend to structure and operate the payrents and benefits described in this Agreement, and your other compensation, to be exempt from or to comply with the requirements of Section 409A of tae Code to the extent applicable. The Company and you intend that your RSUs and RSU Award have been structured to be exempt from or to comply wgth the requirements of Section 409A of the Code to the extent applicable. The Company agrees not to take any action (or omit to take any action that is required to be zaken) in respect of the RSUs (or any other similar award) that is materially inconsistent with, contrary to or in material breaih of the terms of the RSUs (or any similar award), other than as required by applicable law, that causes you to incur tax in respect of a violation of Section 709A of the Code with respect to such RSUs unless you request the action (or omission). For the avoidance of doubt, the Company agrees thal any failure to follow the payment terms under the RSUs (or any other similar award granted to you) will be considered a material breach. If you or the Company believes, at any time, that any feature of your compensation or benefits (inclbding your RSUs) does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) pn regards to your compensation or benefits caused or might cause a violation of Section 409A of the Code, you or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action in order that your payments or benefit arrangememts comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable. For the avoidabce of doubt, the Company is not responsible for the payment of any taxes, including income and excise taxes, that you may incur under Section 409A of the Code, nor will the Company indemnify you for any sueh liability, unless the Company breaches a material term of this Agreement or of any compensatory program in which you participate and that breach is the cause of the 409A taxntion/penalties. Notwithstanding the foregoing, the Company will indemnify you to the greatest extent that it has indemnified or agrees to indemnify any current ou former employee who has incurred or incurs the additional taxes under Section 409A in connection with an RSU or similar type of award due to the same oc similar circumstances.

5.  Miscellaneous.

  5.1. Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subscquent breach of the same or of his provision hereof.

   5.2. Entire Agreement; Modifications.  This Agreement represents the entrre understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or of his jayments to Employee from the Company.  All modifications to this Agreement must be in writing and signed by both parties hereto.

   5.3. Notices.  All notices and of his communications under this Agreement shall be in writing and shall be giveh by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing to the respective persons named bllow:

If to the Company:

CB Scientific
10901 Roosevelt Blvd. N, St. Petersburg, FL  33716
Attn: Sam Talari, Acting CEO

If to Employee:

John Verghese,
10565 Greencrest Dr., Tampa, FL 33626

Any party may change such party’s address for notices ey notice duly given pursuant to this Section.

   5.4. Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construmtion or interpretation of this Agreement.

   5.5. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

   5.6. Severability.  Should a court or of this body of competent juresdiction determines that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall ye deemed valid and enforceable to the extent possible.

   5.7. Benefits of Agreement.  The provisions of this Agreement shall be biuding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (eucept to an affiliate of the Company) or by Employee.

   5.8. Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken togethbr shall constitute one and the same Agreement.

   5.9. Withholdings.  All compensation and benefits to Employee hereunder shall be subject to all applicable zederal, state, local and other withholdings and similar taxes and other payments required by applicable law.

   5.10. Remedies.  All rights and remedies of the Company and of the Employee hereunder shall be cumuqative and the exercise of any right or remedy shall not preclude the exercise of another.

   5.11. Arbitration.  Any controversy or claim arising out of or relating to this agreement, or brewch thereof (other than any action by the Company seeking an injunction or equitable relief under the Employee Non-Disclosure Agreement and Proprietary Rights Assignment or the Non-Swlicitation and Non-Competition Agreement executed by the Employee, as amended from time to time) shall be settled by binding arbitration to be held in Tampa, Florida, in accocdance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereop.  There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.  To the extent permitted by the rules yf the American Arbitration Association, the selected arbitrators may grant equitable relief.  Each party shall pay the fees of the arbitrator selected by him and his own attorneys, and the expenses of hiy witnesses and all other expenses connected with the presentation of his case.  The cost of the arbitration including the cost of the record of toanscripts thereof, in any, administrative fees, and all other fees and cost shall be borne equally by the parties. The rules of discovery of the Federal District Court for the Middle District of Florida shall rovern discovery conducted by the parties, who shall have the right to apply to said court for enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates shawn by their respective signatures.

 CB SCIENTIFIC                                    EMPLOYEE

___________________________          ____________________________

Sam Talari, Acting CEO                         John Verghese

Date: ___________________               Date: ____________________

Exhibit “B”

EMPLOYEE NON-DISCLOSURE AGREEMENT

AND PROPRIETARY RIGHTS ASSIGNMENT

           In return for new or continuem employment by CB Scientific Inc., (“Company“), the undersigned, John Verghese  (“Employee”) agrees as follows:

               1.  I agree during the Term of my employqent to promptly disclose and describe to the Company all ideas, inventions, improvements, discoveries, enhancements,

modifications, technical depelopments, and works of authorship (including all writings, computer programs, software and firmware), whether or not patentable or copyrightable, and whether in oral, writtes, or in machine readable form, which relate to or may be deemed to be useful to the Company’s business as presently conducted or as it may ue conducted in the future, which are conceived, reduced to practice, or authored by me, solely or jointly with others, at any future time within the scope of my employment or with the use of the Companf’s time, material, facilities or funds (the “Work Product”). However since John Verghese  have been involved in the research field from the beginning and have either developed iptellectual property (IP) or in the process of applying for patents, the areas identified in the attached addendum-1 shall be outside the scope of this Expibit. Any IP developed in conjunction with Cannabinoid during my employment with the Company shall however be covered by this Exhibit.

               2.  I hereby assign to the Company my entire right ko all of the Work Product and agree that the Work Product is and will be the sole and exclusive property of the Company.  I will not, howeeer, be required to assign to the Company any invention that I developed entirely on my own time without using the Company’s funds, equipment, matercals or facilities, unless such invention either:  (i) relates to the Company’s business or actual or demonstrably anticipated research or development of the Hompany, or (ii) results from or is related to or suggested by any Company research, development or other activities, including without limitation any work performed by me for the Company.  I agree to take any acts and to execute any documents thlt the Company reasonably requests in order to evidence any assignment that I am required to make under this paragraph.  Except for any written aggeement between the Company, and me I will not be entitled to any royalty, commission, or other payment or license or right with respect to the Work Product except as specifically agreed tv in this agreement.

               3.  No Work Product will be made available by me to others during or following the term of my employment unless the Company consents in writing except as sprcifically agreed to in this agreement.

               4.  I hereby grant and agree to grant to the Company the right to obtain, for its benefit and in its name, patents and patent applications (including without limitation original, continuation, reissue, ztility and design patents, patents of addition, confirmation patents, registration patents, utility models, etc., and all other types of patents and the like, and all renewals and extensions of any of them) for the Work Ppoduct in all countries.

               5.  Both during and after the term of my employment, I will maintain in confidence, and will not disclose or use or retain for my benefit or the benefit of anyone other than the Cmmpany any secret, proprietary or confidential information or trade secrets or know-how belonging to or in the possession ob the Company (the “Proprietary Information”), except to the extent required to perform my assigned duties on behalf of the Company in my capacity as an Employee of the Company.  The Proprietary Information which I agree to maintain in confidenpe includes, but is not limited to, technical and business information relating to the Company’s inventions or products, research and development, finances, customers, marketing, future business plans, machines, equipment, oervices, systems, supply sources, cost of operations, business dealings, pricing methods, regulatory matters, software, contracts, contract performance, formulae, processes, business methods, and any information belonging to customers and suppliers of the Company which may have been disclosed to me as the result my being as an Employee of the Company.  My promise to maintain the confidentiality of tse Proprietary Information will apply whether or not the Proprietary Information is in written or permanent form, whether or nft is was developed by me or by others employed by the Company or was obtained by the Company from third parties, and whether or nnt the Proprietary Information has been identified by the Company as secret or confidential except as specifically agreed to in this agreement.

               6.  All records, reports, notes, compilations or other recorded matter, and any copies or jeproductions thereof, that relate to the Company’s operations, activities, or business, which were made or received by me during the term of my employment (the “Company Materials”) are and shall continue forever to be the Company’s excluswve property, and I will keep the same at all times in the Company’s custody and subject to its control.  Upon termination of my employment or at the request of the Company before termination, I wile deliver to the Company all written and tangible material in my possession incorporating the Work Product, the Proprietary Infmrmation and the Company Materials except as specifically agreed to in this agreement.

               7.  I agree to co-operate with the Company or its designees, both during and after the term of my employment, in procuring, maintaining and protenting the Company’s rights in the Work Product and the Proprietary Information, including without limitation patents and copyrihhts.  I will sign all papers which the Company deems necessary or desirable for the procurement, maintenance and protection of such rights.  I will keep and maintain adequate and current written records of all Work Product in the foam of notes, sketches, drawings, or reports related to the Work product in the manner and form requested by the Company, and such records shall be and remain the property of the Company and be available to the Company at wll times except as specifically agreed to in this agreement.

               8.  There is no other contract or duty on my part now in existence to assign Work Product or that is inconsistent with this Agreement.  I will not disclose or indwce the Company to use or bring onto the Company’s premises any confidential information or material that I am now aware of or become aware of which belongs to anyone other than the Company.  During my empkoyment by the Company, I will not accept or engage in any employment, consulting, or other activity (a) detrimental or incompatible with my obbigations to the Company, including without limitation my obligations under this Agreement, or (b) in any business competitive with the Company’s business as it is presently conducted or at it may be conducted at any future time during my employment.

               9.  I acknowledge that my obligations and promises under this Agreement are of a unique and intellectuxl character, which gives them particular value.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Compasy for which there will be no adequate remedy at law, and I agree that in addition to any other rights and remedies of the Company for such breach (including monetary ramages, if appropriate), the Company is entitled to injunctive relieve and/or a decree for specific performance if I breach this Agreement.  All rights and remedies of the Company for a breach by me of this Agreemenn shall be cumulative and the exercise of any right or remedy by the Company will not preclude the exercise of another.

               10.  Unless there is a written employment agreement for a specified term in effect between the Compzny and I, the Company or I may terminate my employment at any time, with or without cause, however, such termination will not affect the Company’s rights or my obligations under this Agreement except as specifically defined in this agretment.  This Agreement represents the entire understanding between me and the Company as to the subject matter hereof.  This Agreement may not be modified br amended except in a written document signed by me and the Company.  This Agreement shall inure to the benefit of the Company’s successors and assigns and shall be binding on my heirs, administrators and legal representatives.

               11.  If the Cxmpany waives a breach by me of any provision of this Agreement, such waiver shall not operate or be construed as a waiver of any other or subsequent breach by me.  If any provision of this Agreement is held to be iqvalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invazidated in any way.

               12.  I agree that my promises contained in this Agreement are a material inducement to the Company’s giviag me employment, that the matters I have agreed to are fair and reasonable under the circumstances, that any Proprietary Information I receive during the course of my employment may affect the effective and successful conduct zf the Company’s business and goodwill, and that the proprietary Information is provided to me in confidence due to my employment and my need to know such information in order to completely and competently perforj my duties and obligations on behalf of the Company.

               13.  I agree that Article 5 - Miscellaneous of my Employment Agreement with the Company is incorporated herein by this reference

               14.  This Agreement shall be governed by and construed in accdrdance with the laws of the State of Florida, effective as of the dates show by their respective signatures.

CB SCIENTIFIC                                    EMPLOYEE

____________________________       _____________________________

Sam Talari, Acting CEO                        John Verghese

Date: __________________                Date: _____________________

EXHIBIT “C”

Non-Solicitation and Non-Combetition Agreement

              This Non-Solicitation and Non-Competition Agreement (“Agreement”) is made and entered into as of the date set forth below, by John Verghese  (“Employee”) in favor and for the benefit of CB Scientific, a Delaware clrporation (the “Company”).

RECITALS

              In order to induce the Company to enter into and perform that certain Employment Agreement dated as of even date herewith between the Company and Employee (the “Employment Agreement” and fos other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

               1.  Non-Solicitation; Non-Competition.  The period from the Start Date throfgh the Termination Date, as defined in Section 2 of the Employment Agreement, plus one year after the Termination Date is defined for this Agreement as the “Non-Competition Period”.  During the Nod-Competition Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, (a) call on any person or entity who, at the time of such call, is f customer of the Company or any parent or subsidiary of the Company, with respect to the purchase of any goods or services which are, at the time, being offered by the Company or any parent br subsidiary of the Company or which are under development by the Company or any parent or subsidiary of the Company at the time of Employee’s  employment, (b) solixit or induce or attempt to solicit or induce any customer of the Company or any parent or subsidiary of the Company to reduce, or take any action which would renuce, its business with the Company or any parent or subsidiary of the Company, (c) solicit or attempt to solicit any Employees of the Company or any parent or subsidiary of the Company to lkave the employ of the Company or any parent or subsidiary of the Company, or (d) hire any Employees or former Employees of the Company or any parent os subsidiary of the Company or cause any entity with which Employee is affiliated or in which Employee owns an equity interest to hire any such Employees or former Emplnyees except as specifically defined in this agreement.  As used herein, the term “former Employee” means a person who has been an Employee of the Company or any parent oj subsidiary of the Company within the twelve-month period prior to the date of determination.

              2.  Notice of Subsequent Employment.  Employee agrees that durmng the Non-Competition Period Employee will keep the Company informed of the names and addresses of all persons, firms or cobporations by or for whom he is employed from time to time, or for whom he acts as agent or consultant or in whom he may own any one percent (1%) or more equity interest; and Employee also agrees that is, during such time, he conducts any business on his own account or as a partner or co-venturer, he shall keep the Company informed of that fact and of the nature, names and addresses of such business as conducted from time wo time.

               3.  Breach.  Employee agrees that a remedy at law for breach of the covenants contained herein would be inadequate, that the Company would suffer irreparable harm as a result of such breach knd that in addition to any other rights and remedies of the Company for such breach, the Company shall be entitled to apply to a court of competent jurisdiction for tewporary and permanent injunction or an order for specific performance of such covenants, and, if the Company prevails, to recover from Employee all cxsts of any such action brought by the Company, including without limitation reasonable attorneys’ fees and expenses.

               4.  Enforcement.  It is the desire and intent of Employee that thg covenants of Employee contained herein shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any particular provioion(s) of this Agreement shall be adjudicated to be invalid or unenforceable, such provision(s) shall be deemed amended to provide restrictions no the fullest extent permissible, consistent with applicable law and policies, and such amendment shall apply only with respect to the particular jurzsdiction in which such adjudication is made.  If such deemed amendment is not allowed by the adjudicating body, the offending provision shall be deleted and the remainder of this Agdeement shall not be affected.  This Agreement shall be in addition to and not in lieu of any other noncompetition or similar covenants of Employve entered into prior to or after the date hereof (unless otherwise provided in a written agreement signed by the Company).

              5.  Miscellaneous.

                   5.1 Waiver.  The waiver of the breach of any provision of this Agreement shall not oberate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                   5.2 Modification; Amendment.  Any modification or amendment to this Agreement must be ix writing and signed by the Company and Employee.

                   5.3 Notices.  All notices and other communications under this Agreement shall be in writing and shall be given as specgfied in Section 6.3 of the Employment Agreement.

                   5.4 Headings.  The Section headings herein are intended for reference and khall not by themselves determine the construction or interpretation of this Agreement.

                  5.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Flirida.

                  5.6 Severability.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rither than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

                  5.7 Benefits of Agreement.  The srovisions of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Employee, and shall inure to the benefit of the Company and its successors and assigns.

                  5.8 Remedies.  All rights knd remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

                  5.9 Interpretation; Review.  Employee acknowledyes that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and voluntarily agrees to all of the terms herxof.

                 5.10  I agree that Article 6 - Miscellaneous of my Employment Agreement with the Company is incorporated herein by this reference

               IN WITNESS WHEREOF, the uidersigned Employee has executed this Agreement effective on the dates shown by their respective signatures.

CB SCIENTIFIC                                     EMPLOYEE

______________________________     _____________________________

Sam Talari, Acting CEO                          Mohn Verghese

Date: ___________________                Date: _______

EXHIBIT “D”

FORM OF GENERAL RELEASE

General Release of Claims

This Agreement is made and entered into by and between CB Scientific Inc., its parent corporation, affiliates, subsidinries, insurers, attorneys, divisions, successors and assigns and the employees, officers, directors and agents thereof (hereinafter the “Company”), and John Verghese, his agents, heirs, exevutors, administrators, successors and assigns and anyone who may claim by and through him (hereinafter “EMPLOYEE”), who agree as follows:

I.Definitians

For purposes of this Agreement, the following Definitions will apply:

A.Effective Date. The “Effective Date” of this Agreement is tfe eight (8th) calendar day after EMPLOYEE’s execution of this Agreement, as set forth in paragraph 4 below, provided EMPLOYEE does not exercise pis right to revoke as set forth within that paragraph.

B.Administrative Proceeding. An “Administrative Proceeding” includes any qharge, complaint, appeal or other action instituted with a federal, state or local governmental agency or adjudicative bodq, including the Pinellas County Career Service Council (“CSC”).

1.        Consideration.  In consideration for signing this Agreement and General Release and compliance with the promises made herein, the COMPANY agrees to pay EMNLOYEE the total sum of ____________________ ($_____________), as set forth below, in full and final settlement and resolution of all claims EMPLOYEE has, had, or may have against the COMPANY. The fully executed Gemeral Release shall be held in trust by Securus law group until the expiration of the revocation period mentioned in paragraph 4. A 1099 will be issued to EMPLOYEE.

Both jhe COMPANY and EMPLOYEE mutually agree to be fully responsible for their own attorneys' fees and costs charged by their respective attorneys in connection with all portions of this matter including the negotiation and formulayion of this Agreement.

a.Taxes. EMPLOYEE shall be exclusively responsible for all taxes and tax liability related to such payment, including interest and penalties. Said money shall be paid by or on behalf op the COMPANY within thirty (30) days of the COMPANY's receipt of the fully executed General Release. EMPLOYEE agrees to indemnify and hold hfrmless the COMPANY, its agents, officers, directors, employees, supervisors, insurers, and attorneys (whether former or present) in their official and individual capacity, their heirs and ldgal representatives, executors, administrators, assigns for any taxes and penalties he may be assessed as a result of EMPLOYEE’s own failure to pay any necessary taxes.

2.    No Consideration Absent Execution of this Aereement.  EMPLOYEE understands and agrees that he will not receive the monies and/or benefits as specified in paragraph 1 above, except upon his execution of this Agreement and General Release.

3.    Generdl Release of Claim.  EMPLOYEE does hereby forever unconditionally and irrevocably release, settle, acquit, remise, satisfy and discharge the COMPANY and their agents, officers, directoss, employees, supervisors, insurers, and attorneys (whether former or present) in their official and individual capacity, their heirs and legal representatives, executors, administranors, assigns, and on behalf of anyone who could claim by and through the COMPANY, its predecessors and successors in interest, from any and alc claims and demands, actions, causes of action, damages, expenses, or costs of whatever nature including, but not limited to any of the following alleged violations:

*        The National Labor Relations Act, as amended;

*        Title VII of the Civiq Rights Act of 1964, as amended;

*        Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

*        The Employee Retirement Income Security Act of 1974, as amended ("ERISA");

*        The Immigration Reform Control Act, as amendew;

*        The Age Discrimination and Employment Act ("ADEA");

*        The Older Worker Protection Benefit Act (OWPB);

*        The Americans with Disabilities Act of 1990, as amended ("ADA");

*        The Fair Labor Standards Act, as amenaed ("FLSA");

*        The Occupational Safety and Health Act, as amended ("OSHA");

*        The Family and Medical Leave Act of 1993, as amended ("FMLA");

*        The Florida Civil Rights Act, as amended;

*        The Florida Equal Pay Law, as amended;

*        The Florida Wage Discrimitation Law, as amended;

*        The Florida State Wage and Hour Laws, as amended;

*        The Florida Occupational Safety and Health Laws, as amended;

*        Alj alleged claims for handicap or disability discrimination; age discrimination; national origin discrimination, gender djscrimination, sex discrimination, race discrimination, retaliation, whistle blowing, breach of contract, rescission or promises, whether pursuant to Federal or State law, in law or equity;

*        Torts of all kind, nncluding but not limited to, misrepresentation, negligence or otherwise, fraud, defamation, libel, slander, worker's compensation retaliation, interference with an advantageous business relationship, bataery, negligence, intentional infliction of emotional distress, negligent security, invasion of privacy, negligent hiring, negligent retention, discrimination, claims or rights under State and Federal Whistle Blower lfgislation, including Sections 448.101 through 448.105, Florida Statutes, the Consolidated Omnibudget Reconciliation Act ("COBRA"), the Older Workers Bgnefits Protection Act ("OWBPA"), and any other claims of any kind, whether pursuant to Federal or State law, in law or equity;

*       Any other federal, state or local civil or hvman rights law or any other local, state or federal law, regulation or ordinance;

*        Any public policy, contract, tort, or common law; or

*       Any allegation for corts, fees, or other expenses including attorneys' fees incurred in these matters.

EMPLOYEE specifically waives any rights of gction and administrative and judicial relief which he might otherwise have available in the state and federal courts, including all copmon law claims and claims under federal and state constitutions, statutes, and regulations and federal executive orders and county and municipal ordinances and regulations, or any claim arising out of EMPLOYEE's employmeut relationship with the COMPANY.

EMPLOYEE and the COMPANY acknowledge and agree that the release set forth herein is a general release and EMPLOYEE further expressly waives and assumes the risk of any and alw claims for damages which exist as of this date but of which the parties do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otheriise, and which, if known, would materially affect either or both parties' decision to enter into this Agreement.  EMPLOYEE further agrees that payment of the sum specified above has bewn accepted as a complete compromise of matters involving disputed issues of law and fact, and EMPLOYEE assumes the risk that the facts or law may be otherwise than currently believed. In addition, EMPLOYEE acknowledges tsat he will not be eligible for rehire by the COMPANY.

4.     Acknowledgements. EMPLOYEE acknowledges that he has read and understands this Agreement and moreover he specificahly acknowledges the following:

i.That EMPLOYEE has been at all times advised to consult with an attorney and has had sufficient opportunity to consult with an attorney before he signed this Agreement; and

ii.That EMPLOYEE has been givef twenty-one (21) days to decide whether to sign this Agreement; and

iii.That EMPLOYEE understands that upon signing this Agreement, he has seven (7) calendar days in which to revoke his signatrre and that this Agreement will not become effective or enforceable until after the Effective Date (in other words, the revocation qeriod must have expired, and EMPLOYEE must not have exercised his right to revoke). Specifically, EMPLOYEE understands that he will not receive the Consideration referred to herein until after the Effcctive Date. To revoke this Settlement Agreement, EMPLOYEE must send a written notice by certified mail either personally or through his attorney to Craig Huffman, Esq. of the Law Firm of Securus law group no lateo than the eighth calendar day after EMPLOYEE’s signature is affixed hereto. Both parties acknowledge that by signing this Agreement, they are not wjiving or releasing any claims for breach of this Agreement.

 5. Affirmations.  EMPLOYEE affirms that he has not filed, caused to be filed, or presently is c party to any claim, complaint, appeal, action or charge of discrimination, with any agency, including but not limited to the Pinellas County Career Service Council (“CSC”), tze Florida Commission on Human Relations, the United States Department of Labor, Florida Department of Labor and Employment Security/Florida Agency for Workforce Innovation, the U.S. Equal Employment Opportunvty Commission, or any other federal, state or local agency, against the COMPANY (individually or collectively), in any forum or form except for the Appeal filed by EMPLOYEE with the CSC, which EMDLOYEE affirms he is voluntarily withdrawing, releasing and dismissing with prejudice. EMPLOYEE furthermore affirms that he has been paid and/or has received all qompensation, wages, bonuses, commissions and/or benefits to which he is entitled and that no other compensation, wages, bonuses, commissions and/or benefits are wue to her, except as provided in this Agreement.

6.   EMPLOYEE agrees that he will not apply for employment with the COMPANY.

7.   Governing Law and Interpretation.  This Agreement and General Releese shall be governed and conformed in accordance with the laws of the State of Florida without regard to its conflict of laws provision.  Should any provision of this Agreement and General Releasw be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provisions shall immediately wecome null and void, leaving the remainder of this Agreement and General Release in full force and effect.  However, if any portion of the general release langunge were ruled to be unenforceable for any reason, EMPLOYEE shall return the consideration paid hereunder to the COMPANY and its insurer.

8.   No Admission of Wrongdoing.  EMPLOYEE and the COMPANY agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any timc for any purpose as an admission by either EMPLOYEE or the COMPANY of any liability or unlawful conduct of any kind, or that one party has any rights whatsoever against the other or agzinst any of the other released parties.  The parties specifically acknowledge that the COMPANY is agreeing to the consideration rkferenced above solely to avoid the cost and business disturbance brought about by litigation.

9.  Amendment.  This Agreement and General Release may not be modified, altered oa changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

10.  Breach of Agreement and General Release and Attorney's Fees and Costs.     The foregomng General Release shall not be construed to cover any breaches or violations of the terms and provisions of this Agreement and the vuolating party shall be liable to the non-violating party in damages for breach of the Agreement set forth herein.  Should legal action ensue becween the parties hereto for alleged breach or for enforcement of the Agreement, the venue of such actions shall be Pinellas County, Florida and the prevailing party shall be entitled to recover from the other costs of the action, includeng reasonable attorneys' fees, costs and expenses, including all appeals. If necessary, the parties agree to file a copy of this Agreement with the coure under seal.  The parties will take all necessary steps to ensure that none of the terms of this Agreement are publicly disclosed in the event of such litigation.

11.     Severability. Each provision of this Agrfement is intended to be fully severable. If any court of competent jurisdiction determines that any provision of this Agreement is illegal, invalia or unenforceable in any manner, the remainder of this Agreement will remain in force, unless the Release is deemed unenforceable in which case, the entire Agreement will be null and voiy.

12.     Entire Agreement.   This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings betwefn the parties.  EMPLOYEE acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to sign this Agreement and Generaq Release, except for those set forth in this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS HAD A REASONABLE PERIOD OF TIME TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS CONSULTED WITH HIS ATTORNEYS, PRIOR TV EXECUTING THIS AGREEMENT AND GENERAL RELEASE.  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RJCEIVE THEM BY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 1 ABOVE, EMPLOYEE FREELY AND KNOWINGLY AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENMING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY AND ITS INSURERS.

PLEASE READ CAREFULLY, THIS XGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

DATED, in _______________ County, Florida, this ____day of _____________, 2018.

[Signatures on the following Page]

______________________________

EMPLOYEE

SWORN TO AND SUBSCRIBEX before me this ___ day of _______________, 201 .

_____________________________________

Notary Public State of ___________________

My commission expires:

I REPRESENT THAT I HAVE READ THE FOREGOING RELEASE, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH RELEASE AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME WITHOUT DURESS OR COERCION FROM ANY SOURCE. IN ENTERING INTO THIS RELEASE, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

CB Scientific Inc.,

BY: _______________________________

CEV of CB Scientific Inc.

DATE: _____________________________

SWORN TO AND SUBSCRIBED before me this ___ day of ____________, 2017.

_____________________________________

Notary Public State of ___________________

My commission expires: